September 26, 2008

Dunham Funds

10251 Vista Sorrento Parkway, Suite 200

San Diego, CA 92121

Re:

Opinion and Consent

Ladies and Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 7 to the Registration Statement, File Nos. 333-147999 and 811-22153 (the “Registration Statement”), of Dunham Funds (the “Trust”).

We have examined a copy of the Trust’s Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed.  We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that Class A Shares, the Class C Shares, and the Class N Shares of the Dunham Monthly Distribution Fund, Dunham Corporate/Government Bond Fund, Dunham High-Yield Bond Fund, Dunham Appreciation & Income Fund, Dunham Large Cap Value Fund, Dunham Real Estate Stock Fund, Dunham International Stock Fund, Dunham Small Cap Value Fund, Dunham Large Cap Growth Fund, Dunham Small Cap Growth Fund, and Dunham Emerging Markets Stock Fund (collectively, the “Funds”), if issued in accordance with the then-current Prospectuses and Statement of Additional Information of the Funds, will be legally issued, fully paid and non-assessable.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 7 to the Registration Statement.  This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent.  This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Thompson Hine LLP

JMS/MVW

JoAnn.Strasser@ThompsonHine.com   Phone 513.352.6725   Fax 513.241.4771